Exhibit 10.31

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and effective as of the 1st day of January, 2013, at 12:01 AM mountain time, by and between SecureAlert, Inc., a Utah corporation, hereinafter the ("Seller") and DAVID ROTHBART, an  individual resident of the State of Mississippi (“DAVID ROTHBART” or “Buyer”) and Court Programs, Inc. a Mississippi corporation (the “Corporation”).  The Seller, Buyer and the Corporation are referred to collectively herein as the “Parties”.

WITNESSETH:

WHEREAS, Parties entered into that certain Stock Purchase Agreement dated December 1, 2007 and subsequently amended, wherein the Buyers herein sold the Corporation to the Seller herein (the “Original Transfer Agreement”) and;

WHEREAS, the Seller is the record owner and holder of all of the issued and outstanding shares of the capital stock of the Corporation, which Corporation has issued capital stock of 1000 shares and;

WHEREAS, the Seller still owes Buyer approximately $50,000.00 (fifty-thousand dollars) plus interest and penalties, and the Buyer desires to purchase all of the issued and outstanding capital stock of the Corporation (referred to as the "Corporation's Stock"), and the Seller desires to sell or cause to be sold all of the Corporation's stock, upon the terms and subject to the conditions hereinafter set forth in lieu of the money still owed to Buyer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1.  PURCHASE AND SALE:  CLOSING.

(a.)  Purchase and Sale of Corporation's Stock.  Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Corporation's Stock and deliver to the Buyer certificates representing such stock, and the Buyer shall purchase from the Seller the Corporation's Stock in consideration of the purchase price and terms set forth in Section 2 and Exhibit "A" of this Agreement.  The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.

(b.)  Procedure for Closing.  The closing of the transactions contemplated by this Agreement (the "Closing"), shall be completed at such place or places as the parties here to agree on or before the 8th day of February,  2013, at 1:00 PM mountain time (such date to be referred to in this Agreement as the "Closing Date").

2.  AMOUNT AND PAYMENT OF PURCHASE PRICE.

The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

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3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby warrants and represents:

(a.)  Organization and Standing.  Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to carry on its business as it is now being conducted.  A true and correct copy of:

i. It’s Articles of Incorporation and all amendments thereto to date, and

ii. Its Bylaws as now in effect, will be delivered by Seller to Buyer prior to the Closing Date.  The Corporation's minute books will be made available to Buyer and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.

(b.)  Capitalization. The authorized capital stock of the Corporation consists of 1,000 (one thousand) shares of common stock, with 1,000 (one thousand) shares issued and outstanding.

(c.)  Restrictions on Stock.

i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

ii. Seller is the lawful owner of all of the Corporation's Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.

(d.)  Subsidiaries.  The Corporation has no subsidiaries.

(e.)  Authority Relative to this Agreement.  Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further  action is necessary by the Seller to make this Agreement valid and binding upon Seller and  enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby.  The execution, delivery and performance of this Agreement by the Seller will not:

i. Constitute a breach or a violation of the Corporation's Articles of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. Constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. Result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

(f.)  Financial Statements.  Seller is furnishing financial statements of the Corporation as an inducement to Buyer to purchase the Corporation's Stock and accordingly, Seller warrants and represents the financial operating history or condition of the Corporation as indicated by the financial statements turned over to Buyer.  Moreover, Seller warrants and represents that at closing the Corporation and the Corporation's Stock will not be subject to any liability save and except those specifically enumerated in Exhibit "B" attached hereto and made a part hereof.  All the liabilities listed, including but not necessarily limited to the SBA loan, accrued liabilities, and all Accounts Payable that have not yet become due as of the closing date of this Agreement will transfer to Buyer, except for $180,751.04 (one-hundred-eighty-thousand-seven-hundred-fifty-one dollars and four cents) which is the Account Payable amount owed by the Corporation to the Seller for GPS electronic monitoring services previously provided to the Corporation by the Seller.

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To the extent that liabilities are discovered by Buyer after Closing which relate to events prior to Closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within fifteen (15) business days thereof, or alternatively, if Seller objects to such liabilities in good faith, litigate the issue and indemnify and save harmless Buyer from any claim for such liability.  This indemnification as it relates to income tax liabilities of the Corporation shall terminate on the tenth (10th) day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code.  Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reason of actions taken by the Buyer including, but not limited to, the liquidation of the Corporation.

(g.)  Tax Matters.  The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full.

(h.)  Litigation.  The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller none is pending against the Corporation or its properties. To the extent that legal issues or matters of litigation are discovered by Buyer within 6 months after Closing which relate to events prior to Closing, Seller shall be responsible to resolve the issue(s) and indemnify and hold harmless Buyer from any claim for such liability.  Any legal issues or matters of  litigation which are discovered by Buyer within 6 months after Closing and which relate to events prior to Closing, will be the obligation of the Buyer.

(i.)  Properties.  The Corporation has good and merchantable title to all of its properties and assets which are those properties and assets set out in Exhibit "C" attached hereto and made a part hereof.  All the assets will transfer to Buyer, except for cash bank deposits, of which $0 will transfer; and except for the right for Buyer to utilize the Seller’s GPS monitoring equipment and services for the provision of GPS monitoring in the state of Mississippi. At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for personal property taxes, if applicable, and tangible personal property taxes which shall be prorated as of the date of closing, or those specifically set out in Exhibit "B". Notwithstanding the foregoing, Seller makes no representations as to the validity or existence of third-party software licenses for software on computer equipment listed on Exhibit “C” and in use by the Corporation.  Buyer hereby assumes any such liability for software on computer equipment of the Corporation.

(j.)  Compliance with Applicable Laws.  None of the Corporation's actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.  None of the actions of the Corporation shall conflict  with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the  Corporation, under the provisions of the Certificate of Incorporation or Bylaws or any indenture,  mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.

The Corporation is in compliance with all applicable laws, including, but not limited to, corporate laws, zoning regulations, restaurant and beverage laws and regulations, if applicable, city, and/or county and state occupational laws and regulations, internal revenue laws, and any and all other laws which may affect the operation or liability of the Buyer herein.

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(k.)  Documents for Review.  The Corporation's documents enumerated in Exhibit "D", attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER.

Seller and Buyer hereby represent and warrant that there has been no act or omission by Seller, Buyer or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5.  PRIOR TO THE CLOSING.

Seller hereby covenants the following:

(a.)  Conduct of Corporation's Business Until Closing.  Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date. Seller shall pay all Accounts Payable invoices that are due and payable between the effective date of the Agreement and the Closing date of the Agreement.

(b.)  Resignations.  Seller will deliver to Buyer prior to the Closing Date the resignation of each director and officer of the Corporation, each such resignation to be effective on the Closing Date.

(c.)  Satisfactions.  Seller will deliver to Buyer on the Closing Date a satisfaction from any mortgage and lien holder of the Corporation's property, satisfactory in form and substance to the Buyer and his counsel indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the Closing.

(d.)  Advice of Changes.  Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Buyer.

(e)  Subsequent Support.  Seller shall provide certain support as outlined in Exhibit “E”, attached hereto and made a part hereof.

6.  EXPENSES.

Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

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7.  GENERAL.

(a.)  Survival of Representations and Warranties.  Each of the parties to this Agreement covenants and agrees that the Seller's representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered by Seller to Buyer in connection herewith, shall survive the Closing Date and terminate on the second anniversary of such date.  Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

(b.)  Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(c.)  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

To Seller:	SecureAlert, Inc.
Attn: Chief Financial Officer
150 W. Civic Center Drive, Suite 100
Sandy, Utah 84070
Facsimile: 801-451-6281

To Buyer:	DAVID ROTHBART
1100 W. Beach Blvd., #505
Pass Christian, MS 39571
Facsimile: None available

or to such other address as such party shall have specified by notice in writing to the other party.

(d.)  Entire Agreement.  This Agreement (including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(e.)  Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f.)  Governing Law.  This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Utah.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Salt Lake County, State of Utah.  In the event that litigation results from or arises  out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which  the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

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(g.)  Conditions Precedent.  There are no Conditions Precedent to the enforceability of this Agreement.

(h.)  Treasury Stock.  It is understood and agreed by the Buyer that none of the consideration furnished by Buyer hereunder shall be for treasury stock and such consideration, subject to the terms hereof, shall be the sole property of Seller.

(i.)  Contractual Procedures.  Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

(j.)  Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of the corporate party hereto, all on the date first above written.  Final execution will be upon ratification by SecureAlert Inc.’s Board of Directors.
Signed, sealed and delivered in the presence of:

SELLER	CORPORATION

SECUREALERT, INC.	COURT PROGRAMS, INC.

By: /s/ Winfried Kunz	By: /s/ Chad D. Olsen
Winfried Kunz	Chad D. Olsen, CFO
Executive Committee, Acting CEO

By: /s/ George Schmitt
George Schmitt
Executive Committee, Acting CEO

BUYER

DAVID ROTHBART

BY: /s/ David Rothbart
       David Rothbart

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EXHIBIT "A"
AMOUNT AND PAYMENT OF PURCHASE PRICE AND EQUITY TRANSFER TERMS

Consideration.  As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Buyer shall pay to the Seller the following (the “Purchase Price”):

•	The amount of $10.00 (ten dollars).
•	Forgive all amounts owed to Buyer by Seller pursuant to the Original Stock Purchase Agreement, as amended, estimated at approximately $50,000.00 (fifty-thousand dollars) plus interest and penalties.

Equity Transfer Terms.  The following terms are included in said Equity Transfer (the “Equity Transfer Terms”):

•
All equity of CPI Inc. is transferred.  Such equity transfer does not include the right for Buyer to utilize the Seller’s GPS monitoring equipment and services for the provision of GPS monitoring in the state of Mississippi. Buyer assumes the assets and liabilities of the Corporation as delineated in Exhibits B and C attached herein.

•
Buyer will file a claim with BP for damages pursuant to BP’s oil spill in the gulf region and will retain 75% of any awards received, and will provide 25% to the Seller.   Final amounts to be retained by the Buyer and provided to the Seller will be net of expenses, including but not limited to attorney fees for the filing of claims.

•
Seller will enter into a note payable (“Loan”) with the Buyer of $60,000.00 (sixty-thousand dollars).  The Loan will be paid by the Buyer over 90 days with first payment due on April 1, 2013, but no later than April 5, 2013; the second payment due on May 1, 2013, but no later than May 6, 2013 and the final payment on June 1, 2013, but no later than June 5, 2013.

•
As collateral for this Loan, Buyer shall provide to Seller, 621 (six-hundred-twenty-one) shares of Series D Preferred stock along with the signed Irrevocable Stock Power attached as “Exhibit F”.  Upon the timely payment in full of the Loan, Seller will return the 621 (six-hundred-twenty-one) shares of Series D Preferred stock to Buyer and the Irrevocable Stock Power.

•	Buyer agrees to convert Series D Preferred shares as and when the Seller’s Board of Directors approves an offer for such conversion to be extended to all series D Preferred Shareholders.

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EXHIBIT “B”
LIABILITIES OF THE CORPORATION

Liabilities are listed in the following separate documents:

•	CPI MS-01 Balance Sheet 10.01-11.30.12.xls
•	CPI MS-01 Balance Sheet for FYE 2012.xls
•	01-Balance sheet 10.01-12.31.12.xls

Listing of AP amounts as of December 31, 2012 is provided in the following separate document:

•	MS-N Accounts Payable 12.31.12.xls

The Account Payable of $180,751.04 (one-hundred-eighty-thousand-seven-hundred-fifty-one dollars and four cents) which is the Account Payable amount owed by the Corporation to the Seller for GPS electronic monitoring services previously provided to the Corporation by the Seller will not be transferred to the Buyer.

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EXHIBIT "C"
PROPERTIES AND ASSETS OF CORPORATION

Listing of Fixed Assets as of December 31, 2012 is provided in the following separate document:

•	CPI MS-Fixed Assets 12.31.12.xlxs

SCRAM Equipment as delineated in the following separate document:

•	SCRAM Inventory as of 01.03.12.pdf
•	Transfer of SCRAM equipment assumes no issues on part of AMS in having equipment transferred to Buyer

All deposits currently held by utilities companies and office spaces lessors will transfer to Buyer.

Cash bank balances as of the closing date of this Agreement will be retained by Seller.

The right for Buyer to utilize the Seller’s GPS monitoring equipment and services for the provision of GPS monitoring in the state of Mississippi will not be transferred to the Buyer.

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EXHIBIT "D"
DOCUMENTS FOR REVIEW

i.	Corporate Articles of Incorporation and By Laws and State of Mississippi Annual Report and Change of Agent Form
	•	CPI MS Articles of Incorporation and By Laws.pdf
	•	CPI MS Corporate Annual Report & Agent Change.pdf
ii.	Corporate Minutes and Resolutions
	•	CPI MS Certified Resolution of RMDX.pdf – Remote MDX Board Resolution Related to CPI MS
	•	CPI MS Unanimous Consent Resolution.pdf – CPI Board Resolution
	•	CPI MS Unanimous Consent Resolution 12.01.07.pdf – CPI Board Resolution
iii.	Financial and Operating Statements
	•	CPI MS-01 Balance Sheet 10.01-11.30.12.xls – Balance sheets for Oct and Nov, 2012
	•	CPI MS-02 P&L 10.01-11.30.12.xls – P&Ls for Oct and Nov, 2012
	•	CPI MS-01 Balance Sheet for FYE 2012.xls – Balance sheet for fiscal year of 2012
	•	CPI MS-02 P&L 10.01.11-9.30.12 by month.xls – P&Ls for fiscal year 2012 by month
	•	01-Balance sheet 10.01-12.31.12.xls
	•	02-P&L by month 10.01.12-12.31.12.xls
iv.	Listing of Leasehold Agreement(s)
	•	CPI MS Listing of Lease Obligations as of 12.30.12.xls
	•	Copies of leases will be provided after closing
v.	Redacted SBA Loan Agreement
	•	20121211103935723.pdf – SBA Loan Document provided separately
	•	Non-redacted Copy of Loan Agreement will be provided after closing
vi.	Listing of Employee Salaries by Employee #
	•	CPI MS Employee Salary Listing as of 12.31.12, Emp #.xls
	•	Full employee information will be provided after closing

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EXHIBIT "E"
SUBSEQUENT SUPPORT

1.           Seller shall provide Buyer with a maximum of 40 work hours of time by its human resources, information technology and accounting personnel at no cost to assist with the transition of operations and the transition of systems or capabilities that are not being transferred to Buyer as part of this Stock Purchase Agreement, including but not necessarily limited to, the accounting system (Quickbooks), the email server and system, the hosting and support of the Court Programs’ website, and the payroll processing system (ADP).

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EXHIBIT "F"
IRREVOCABLE STOCK POWER

The undersigned provides to SecureAlert Inc., (tax identification number 87-0543981) 621 (six-hundred-twenty-one)  shares of Series D Preferred stock of SecureAlert, Inc., represented by  Certificate No(s) DP-055 inclusive, standing in the name of the undersigned, on the books of SecureAlert Inc., and including any shares of Common stock that is received in exchange for or upon conversion of the Series D Preferred Stock.

If the undersigned does not pay the loan described in Exhibit A of this Agreement in full by June 5, 2013, the undersigned does hereby irrevocably sell, assign, and transfer said shares to SecureAlert Inc.

The undersigned does hereby irrevocably constitute and appoint myself, David Rothbart, to transfer the said stock on the books of SecureAlert Inc. with full power of substitution in the premises.

Dated:

Signature of Shareholder

Signature of Shareholder

Signature Guaranteed

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